Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No.’s 333-75559, 333-62581, and 333-84714 of our report dated June 9, 2005, with respect to the consolidated financial statements of Boston Acoustics, Inc., included in this Annual Report (Form 10-K) for the year ended March 26, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 8, 2005